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                           ASYST CORPORATION

                   Condensed Financial Statements

                           October 31, 1998

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Independent Accountants' Report

To the Directors and Shareholders
Asyst Corporation

     The accompanying condensed balance sheet of Asyst Corporation, as of October 31, 1998, and the related condensed statements of operations and cash flows for the periods ended October 31, 1998, and October 31, 1997, were not audited by us and accordingly, we do not express an opinion on them.



March 24, 1999                       Mantyla McReynolds
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                            Asyst Corporation
                         Condensed Balance Sheet
                                (Unaudited)

ASSETS



                                                             October 31, 1998

Current Assets

    Marketable Securities available for sale                     $6,593

          Total Current Assets                                    6,593

TOTAL ASSETS                                                     $6,593

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

    Accounts payable                                               $737
    Interest payable                                              1,964
    Note payable                                                 66,430

          Total Current Liabilities                              69,131

Stockholders' Deficit

     Common stock                                                   600
     Additional paid in capital                                 290,242
     Accumulated deficit                                       (353,380)
          Total Stockholders' Deficit                           (62,538)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                      $6,593



See accompanying notes and Independent Accountants' report
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                             Asyst Corporation
                     Condensed Statements of Operations
                                (Unaudited)



                                           For the Three      For the Three
                                           Months Ended       Months Ended
                                           October 31, 1998   October 31, 1997


Revenues                                     $-0-               $-0-

Operating expense                             -0-                9,661

Operating Loss                                -0-               (9,661)

Interest expense                              1,044                -0-

Net Loss                                    $(1,044)           $(9,661)

Net Loss per Share                          $(0.01)            $(0.01)

Weighted Average Number of
 Shares Outstanding                           599,994            50,000,000



See accompanying notes and Independent Accountants' report
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                              Asyst Corporation
                      Condensed Statements of Cash Flows
                                 (Unaudited)



                                        For the Three      For the Three
                                        Months Ended       Months Ended
                                        October 31, 1998   October 31, 1997

Cash Flows Used for
  Operating Activities:

     Net Loss                            $ (1,044)          $ (9,661)

  Adjustments to reconcile net loss to
   net cash used for operating activities:

   Depreciation                                                1,099
 Increase in current liabilities              652              8,562

Net Cash Flows Used for
 Operating Activities                        (392)               -0-

Net Increase (Decrease) in Cash              (392)               -0-

Beginning Cash Balance                        392             3,466

Ending Cash Balance                          $-0-            $3,466



See accompanying notes and Independent Accountants' report
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                                 Asyst Corporation
                   Notes to Condensed Financial Statements
                                 October 31, 1998


PRELIMINARY NOTE

The accompanying condensed consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the
Securities and Exchange Commission.   Certain information and disclosures
normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-SB for the year ended July 31, 1998.

ORGANIZATION

Asyst Corporation [formerly known as Ad Systems, Inc.] incorporated under the laws of the State of Utah on August 27, 1984. Effective March 31, 1995, Asyst Corporation sold all of the Company's assets [net of related liabilities], including the right to use the name Ad Systems, Inc., to a Colorado-based company. Ad Systems, Inc. filed Articles of Amendment with the Utah Division of Corporations and Commercial Code officially changing its name to Asyst Corporation on July 6, 1995.

STOCK SPLITS

In December of 1998, the Board of Directors of the Company resolved to forward split, five (5) for one (1), the outstanding common shares of the corporation. This split was to be effective May 6, 1998, one day before a 500 for one reverse split, which was previously reported. The net effect of these two splits is a 100 for one reverse split of common shares outstanding on May 7, 1998. The forward split was made to prevent giving effect to the large number of fractional shares originally created in the reverse split. These splits did not affect the par value of common stock which remains at $.001. The Board of Directors authorized and directed the officers of the Company to file articles of amendment to the Articles of Incorporation increasing the authorized common shares to 50,000,000, at $.001 par value.

The Board further resolved to repeal and void the 20,000 post-split common shares issued to World Wireless Communications, Inc. in June of 1998. The Company then authorized and directed the issuance of 100,000 post-split common shares to World Wireless Communications, Inc., effective June 6, 1998.


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